Exhibit 10.5

FIRST HAWAIIAN BANK

LONG-TERM INCENTIVE PLAN

(As amended and restated as of January 1, 2013)

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Article 9. Amendment, Modifications, and Termination		9
9.1	Amendment, Modification, and Termination	9
9.2	Awards Previously Granted	9

Article 10. Withholding		9
10.1	Tax Withholding	9

Article 11. Indemnification		10
11.1	Indemnification	10

Article 12. Successors		10
12.1	Successors	10

Article 13. Requirements of Law		10
13.1	Requirements of Law	10
13.2	Dispute Resolution	10
13.3	Governing Law	10

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FIRST HAWAIIAN BANK

LONG-TERM INCENTIVE PLAN

As amended and restated as of January 1, 2013

Article 1.

Establishment, Purpose, and Duration

1.1                               Establishment of the Plan. Effective as of January 1, 2008, First Hawaiian Bank adopted this “First Hawaiian Bank Long-Term Incentive Plan” (the “Plan”). Effective for all payments on or after January 1, 2014 related to services performed on or after January 1, 2013, First Hawaiian Bank hereby amends and restates the Plan in its entirety. The Plan permits the grant of Awards designed to provide cash payments in amounts that are a function of (i) a predetermined target for each Participant and (ii) the extent to which specified performance goals are achieved, subject to the Participant’s completion of a specified period of employment.

1.2                               Purpose of the Plan. The purpose of the Plan is to promote the success, and enhance the value, of the Bank by linking the personal interests of Participants to those of the Bank and its indirect owner, BNP Paribas, and by providing Participants with an incentive to remain Employees of the Bank and to help it accomplish financial and other goals over the long term. The Plan is further intended to enable the Bank to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

1.3                               Duration of the Plan. Subject to prior termination by law, or by the Board or Committee pursuant to the right of termination reserved under Article 9 herein, the Plan shall continue in effect indefinitely.

Article 2.

Definitions and Construction

2.1                               Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)                                 “Award” means, individually or collectively, an award granted under this Plan.

(b)                                 “Bank” means First Hawaiian Bank (including any and all Subsidiaries), or any successor thereto as provided in Article 12 herein.

(c)                                  “Board” means the Board of Directors of the Bank.

(d)                                 “Change in Control” means and includes a “Change in Control of BancWest Corporation” or a “Change in Control of the Bank,” as defined below:

(1)                                 “Change in Control of BancWest Corporation” means:

(A)                               any Person, other than (i) a trustee or other fiduciary holding shares under an employee benefit plan of BancWest Corporation or an affiliate thereof, or (ii) BNP Paribas or any affiliate thereof, becomes the Beneficial Owner, directly or indirectly, of securities of BancWest Corporation representing more than 50% of the combined voting power of BancWest Corporation’s securities then outstanding;

(B)                               a merger or consolidation of BancWest Corporation with or into another Person or the merger or consolidation of another Person into BancWest Corporation, as a result of which transaction or series of related transactions (A) any Person (other than BNP Paribas or any affiliate thereof) becomes the Beneficial Owner of more than 50% of the total voting power of all voting securities of BancWest Corporation (or, if BancWest Corporation is not the surviving or transferee company of such transaction or transactions, of such surviving or transferee company) outstanding immediately after such transaction or transactions, or (B) the shares of BancWest Corporation common stock outstanding immediately prior to such transaction or transactions do not represent a majority of the voting power of all voting securities of BancWest Corporation (or such surviving or transferee company, if not BancWest Corporation) outstanding immediately after such transaction or transactions; or

(C)                               the sale of all or substantially all of the assets of BancWest Corporation and its subsidiaries.

(2)                                 “Change in Control of the Bank” means:

(A)                               any Person, other than (A) a trustee or other fiduciary holding shares under an employee benefit plan of the Bank or an affiliate thereof, or (B) BNP Paribas or any affiliate thereof, becomes the Beneficial Owner, directly or indirectly, of securities of the Bank representing more than 50% of the combined voting power of the Bank’s securities then outstanding;

(B)                               a merger or consolidation of the Bank with or into another Person or the merger or consolidation of another Person into the Bank, as a result of which transaction or series of related transactions (A) any Person (other than BNP Paribas or any affiliate thereof) becomes the Beneficial Owner of more than 50% of the total voting power of all voting securities of the Bank (or, if the Bank is not the surviving or transferee company of such transaction or transactions, of such surviving or transferee company) outstanding immediately after such transaction or transactions, or (B) the shares of the Bank’s common stock outstanding immediately prior to such transaction or transactions do not represent a majority of the voting power of all voting securities of the Bank (or such surviving or transferee company, if not the Bank) outstanding immediately after such transaction or transactions; or

(C)                               the sale of all or substantially all of the assets of the Bank and its subsidiaries.

(3)                                 For purposes of the Plan:

(A)                               “Beneficial Owner” has the same definition as in Rule 13d-3 of the Exchange Act.

(B)                               “Exchange Act” means the Securities Exchange Act of 1934.

(C)                               “Person” has the same definition as in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)                                   “Committee” means the committee, as specified in Article 3, appointed by the Board to administer the Plan with respect to grants of Awards.

(g)                                  “Director” means any individual who is a member of the Board.

(h)                                 “Disability” means a disability, as determined by the Social Security Administration, which is not the result of self-inflicted injury, addiction to alcohol or narcotic drugs, or criminal conduct on the part of the Participant concerned.

(i)                                     “Employee” means any full-time, nonunion employee of the Bank or a Subsidiary of the Bank. A member of the Board or the board of directors of a Subsidiary of the Bank who is not otherwise employed by the Bank or a Subsidiary of the Bank shall not be considered an Employee under this Plan.

(j)                                    “Key Employees” means those officers and other Employees whom the Committee determines have the potential to favorably impact the long-term results or success of the Bank. Whether any individual Employee is a Key Employee shall be determined in the sole discretion of the Committee.

(k)                                 “Negative Discretion” means the discretionary reduction of the Award value derived under Section 5.2, prior to payment of the Award.

(1)                                 “Participant” means an Employee who has an outstanding Award granted under the Plan.

(m)                             “Retirement” means a Participant’s separation from service on or after either the (1) attainment of age 65, or (2) attainment of age 55 and completion of at least five years of credited service with the Bank or its affiliates.

(n)                                 “Subsidiary” of a parent entity means any corporation in which the parent owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting powers of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the parent owns at least fifty percent (50%) of the combined equity thereof.

2.2                               Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

2.3                               Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Article 3.

Administration

3.1                               The Committee. The Plan shall be administered by the Compensation Committee of the Board, or by any other committee appointed by the Board. The Committee shall consist of not less than two (2) directors. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2                               Authority of the Committee. The Committee shall have full power except as limited by law or by the Articles of Incorporation or Bylaws of the Bank, and subject to the provisions herein: to select Key Employees to whom Awards are granted; to determine the size and types of Awards, including authority to reduce the size of Award payments through the exercise of Negative Discretion; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to cancel and reissue any Awards granted hereunder; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 9 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

The Chief Executive Officer of the Bank may exercise all of the powers and authorities of the Committee with respect to the administration of the Plan set forth in this Section 3.2. In addition, the Committee may delegate some or all of its powers and authorities with respect to the administration of the Plan to such other persons as it deems appropriate.

All determinations, decisions, interpretations and other actions by the Committee or its delegates, or the Chief Executive Officer of the Bank, shall be final, conclusive and binding on all persons.

3.3                               Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Bank, its stockholders, Employees, Participants, and their estates and beneficiaries.

Article 4.

Eligibility and Participation

4.1                               Eligibility. Persons eligible to participate in this Plan include all Key Employees, as determined by the Committee, including Employees who are members of the Board.

4.2                               Actual Participation. Subject to the other provisions of the Plan, the Committee may, from time to time, select from all eligible Key Employees those to whom the Awards shall be granted and shall determine the nature and amount of each Award. No Employee shall have any right to be granted an Award under this Plan. In addition, nothing in this Plan shall interfere with or limit in any way the right of the Bank or a Subsidiary of the Bank to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Bank or a Subsidiary of the Bank.

Article 5.

Awards

5.1                               Grant of Awards. Subject to the terms of the Plan, Awards may be granted to eligible Employees at any time and from time to time, as shall be determined by the Committee. Subject to the terms of the Plan, the Committee shall have complete discretion in determining the target amount (expressed as an absolute dollar amount or as a percentage of the Participant’s annual base salary during the Performance Period) of the Award granted to each Participant.

5.2                               Awards.

(a)                                 Value of Awards. For each Performance Period, the Committee shall establish in writing one or more objective performance goals that shall modify the target amount of Awards to determine the Award value that becomes payable to Participants if they continue to serve as Employees through the close of the Performance Period. The performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of the Award payable to each Participant upon attainment of the goals and completion of the employment requirement. The formula or standard shall specify the individual employees or the class of employees to which it applies. There shall be no discretion under the objective formula or standard to increase the amount of compensation that would otherwise be due upon attainment of any performance goal and completion of the employment requirement, subject to Section 5.7. However, the Committee and the Bank’s Chief Executive Officer shall each have the authority to exercise Negative Discretion as set out in Section 5.4.

(b)                                 Performance Periods. The time period during which the performance goals apply shall be called a “Performance Period.” Unless otherwise provided by the Committee, Performance Periods shall be three years in length.

(c)                                  Performance Goals. The performance goals for Awards shall consist of criteria based on one or more of the following with respect to the Bank and/or BNP Paribas: net income, net income before taxes, operating earnings, cash earnings, operating cash earnings, financial return ratios (including return on average total assets, return on tangible total assets, return on average stockholders’ equity, return on average tangible stockholders’ equity, average stockholders’ equity to average total assets, risk-adjusted return on capital, economic value added, efficiency ratio, expense ratio, revenue growth, noninterest income to total revenue ratio, and net interest margin), total stockholder return, earnings per share, cash earnings per share, diluted earnings per share, diluted cash earnings per share, risk metrics, CAMELS ratings, annual or multi-year budget objectives, and/or performance of the Bank and/or BNP Paribas relative to other entities designated by the Committee.

Performance goals may be measured (i) solely on a corporate, subsidiary or business unit basis or a combination thereof and/or (ii) on actual or targeted growth factors. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance goals (including performance relative to a peer group of entities measured by one or more factors the Committee selects, such as profitability, capital adequacy or asset quality). Performance goals may be measured on an annual or multi-year basis within a Performance Period. The formula for any Award may include or exclude items that measure specific objectives, such as the cumulative effect of changes in generally accepted accounting principles, losses resulting from discontinued operations, securities gains and losses, restructuring, merger-related and other nonrecurring costs, amortization of goodwill and intangible assets, extraordinary gains or losses, and any unusual, nonrecurring gain or loss that is separately quantified in the financial statements of BancWest Corporation or BNP Paribas. In addition, any performance measure expressed on a per-share basis shall, in case of a recapitalization, stock dividend, stock split or reverse stock split affecting the number of outstanding shares, be mathematically adjusted so that the change in outstanding shares does not cause a substantive change in the relevant goal.

(d)                                 Maximum Payout. The maximum payout to any Participant with respect to an Award for any Performance Period shall be $3,000,000.

5.3                               Earning of Awards. After the applicable Performance Period has ended, the holder of an Award shall be entitled to receive payout, subject to any exercise of Negative Discretion under Section 5.4, as a function of the extent to which (a) the corresponding performance goals have been achieved and (b) the Participant has completed the employment requirement.

5.4                               Negative Discretion. The exercise of Negative Discretion shall be guided by, but not in any manner limited by, the principles set out in subsections (a) and (b) below:

(a)                                 Participant Conduct. The exercise of Negative Discretion to reduce Award amounts is generally appropriate in the case of a Participant’s:

(1)                                 act or omission which constitutes a material breach of the terms of the Participant’s employment with the Bank; or

(2)                                 commission of a crime or act that adversely impacts the reputation, business or business relationships of the Bank in a material way; or

(3)                                 violation of a material directive of the Bank; or

(4)                                 commission of any dishonest or wrongful act that could cause material economic or reputational damage to the Bank; or

(5)                                 material breach of any fiduciary duty in the performance of duties at the Bank; or

(6)                                 disclosure of proprietary, privileged or confidential information or a trade secret without consent of the Bank; or

(7)                                 misconduct, as determined by the Bank’s Chief Executive Officer or the Committee; or

(8)                                 material misappropriation or misuse of funds from the Bank or any of its customers, vendors or counter-parties.

(b)                                 ACR Ratings. The exercise of Negative Discretion to reduce Award amounts may be appropriate if the Participant receives a less than satisfactory Audit, Compliance and Risk rating for the Performance Period.

Exercise of Negative Discretion shall be subject to the Bank’s uniform incentive compensation policies. Notwithstanding anything to the contrary herein, Negative Discretion shall be exercised in a manner compliant with applicable law.

5.5                               Form and Timing of Payment of Awards. Payment of earned Awards shall be made in cash equal to the value of the earned Award. Payment of earned Awards shall be made within the 2-1/2 month period following the end of the Performance Period.

5.6                               Termination of Employment Due to Death, Disability, or Retirement. In the event the employment of a Participant is terminated by reason of Death, Disability or Retirement during a Performance Period, the Participant shall earn a prorated payout of the Award for the Performance Period as determined by the Committee. Payment of Awards earned pursuant to this section shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period.

5.7                               Termination of Employment for Other Reasons. In the event that a Participant terminates employment with the Bank during a Performance Period for any reason other than those reasons set forth in Section 5.6, no portion of the Award will be earned and no payment shall be made by the Bank to the Participant, unless the Committee, in its sole discretion, determines that all or any portion of such Awards should instead be treated as earned.

5.8                               Transfer of Employment. Notwithstanding Sections 5.6 and 5.7, the Committee, in its discretion, may determine that the transfer of employment of a Participant between the Bank and BancWest Corporation or any direct or indirect Subsidiary of BancWest Corporation (including, but not limited to, Bank of the West) shall not be deemed a termination of employment for purposes of earning or receiving payment of a Participant’s Awards.

5.9                               Nontransferability. Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 6.

Beneficiary Designation

6.1                               Beneficiary Designations. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Bank, and will be effective only when filed by the Participant in writing with the Secretary of the Bank during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 7.

Rights of Employees

7.1                               Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Bank or any Subsidiary of the Bank to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Bank or any Subsidiary of the Bank.

7.2                               Participation. No Employee shall have the right to be selected as a Key Employee or to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

7.3                               Interest in Particular Property. No Participant shall have, under any circumstances, any interest whatsoever, vested or contingent, in any particular property or asset of the Bank or any Subsidiary of the Bank, or in any particular share or shares of the Bank that may be held by the Bank or any Subsidiary of the Bank by virtue of any Award.

7.4                               Additional Incentive Plans. The Plan shall not be deemed a substitute for, and shall not preclude the establishment or continuation of any other plan, practice, or arrangement that may now or hereafter be provided for the payment of compensation, special awards, or employee benefits to Employees of the Bank and its Subsidiaries generally, or to any class or group of Employees, including without limitation, any savings, thrift, profit-sharing, pension, retirement, excess benefit, insurance, health care plans, or other employee benefit plans. Any such arrangements may be authorized by the Bank and its Subsidiaries and payment thereunder made independently of the Plan.

Article 8.

Change in Control

8.1                               Consequences of Change in Control. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited by the terms of Article 13:

(a)                                 The maximum target value attainable under all Awards shall be deemed to have been fully earned for the entire Performance Period as of the effective date of the Change in Control, except that all Awards which shall have been outstanding less than six (6) months on the effective date of the Change in Control shall not be deemed to have earned the target value; and

(b)                                 Subject to Articles 9 and 13, the Committee shall have the authority to make any modifications to the Awards as determined by the Committee to be appropriate before the effective date of the Change in Control.

The Committee may, at its discretion, include such further provisions and limitations in any Participant’s Award, as the Committee may deem equitable and in the best interest of the Bank, provided such provisions and limitations are communicated in writing to the affected Participant(s).

Article 9.

Amendment, Modifications, and Termination

9.1                               Amendment, Modification, and Termination. At any time and from time to time, the Board (or the Committee unless precluded from doing so by the resolutions or Bylaw provisions establishing its powers) may terminate, amend, or modify the Plan.

9.2                               Awards Previously Granted. No termination, amendment, or modification of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 10.

Withholding

10.1                        Tax Withholding. The Bank (or, if applicable, the Subsidiary of the Bank which employs the Participant) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Bank (or Subsidiary of the Bank) an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant of an Award or payment made under or as a result of this Plan or any other taxable event resulting from this Plan.

Article 11.

Indemnification

11.1                        Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Bank against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Bank’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Bank an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Bank’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Bank may have to indemnify them or hold them harmless.

Article 12.

Successors

12.1                        Successors. All obligations of First Hawaiian Bank under the Plan, with respect to Awards granted hereunder, shall be binding on any successor thereto, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of First Hawaiian Bank.

Article 13.

Requirements of Law

13.1                        Requirements of Law. The granting of Awards and payments made under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.2                        Dispute Resolution. The Committee may condition any Award under this Plan upon the Participant’s agreement that all disputes concerning Awards under this Plan be settled by arbitration or another procedure prescribed by the Committee.

13.3                        Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Hawaii.

To record the adoption of the Plan, First Hawaiian Bank has executed this document this 24th day of February, 2014.

FIRST HAWAIIAN BANK

/s/ Robert S. Harrison
Robert S. Harrison
President and Chief Executive Officer